EXHIBIT 4.2

ARAMARK CORPORATION

1996 Directors Stock Ownership Plan

(As Amended Effective December 1, 2002)

1.    Purpose of Plan. The purpose of the Plan is to enable ARAMARK Corporation to continue to compete successfully in attracting and retaining non-employee directors by making it possible for them to purchase shares of the Company’s Common Stock. The Plan authorizes the granting of nonqualified options only to non-employee directors. From and after the IPO Date, no new options shall be granted under the Plan.

2.    Definitions.

Board means the Board of Directors of the Company.

Certificate of Incorporation means the Company’s Restated Certificate of Incorporation, as it may be amended or restated from time to time.

Code means the Internal Revenue Code of 1986, as amended. Any reference in the Plan to a section of the Code includes any amendments or successor provisions to such section.

Company means ARAMARK Corporation, a Delaware corporation. Effective on the Merger Closing Date, Company means ARAMARK Worldwide Corporation, a Delaware corporation, which company is a successor to ARAMARK Corporation.

Director means a director of the Company.

IPO Date means the date that shares of Common Stock, Class B, par value $.01 per share, of ARAMARK Worldwide Corporation first are sold to the public pursuant to an underwritten registered public offering.

Merger Agreement means the Agreement and Plan of Merger by and between ARAMARK Corporation and ARAMARK Worldwide Corporation dated as of November 14, 2001.

Optionee means a person to whom an option has been granted under the Plan which has not expired or been fully exercised or surrendered.

Plan means the 1996 Directors Stock Ownership Plan.

Shares means shares of the Common Stock, Class B, par value $.01 per share, of the Company. Notwithstanding the foregoing, from and after the Merger Closing Date, Shares means shares of the Common Stock, Class A (which may include A-1, A-2 and/or

A-3), par value $.01 per share, of the Company, except that, upon an Optionee’s termination of service as a Director for any reason, such Optionee’s outstanding options automatically shall be adjusted and converted to options with respect to Common Stock, Class B-1, B-2 or B-3, as the case may be; provided that such adjustment and conversion shall not affect the vested (or unvested) status of the option. For avoidance of doubt, in all cases, the Class A and Class B Common Stock referred to in this definition shall be subject to the adjustment provision set forth in Section 6 of this Plan.

3.    Limits on Options. The total number of Shares for which options may be granted under this Plan shall not exceed in the aggregate 250,000 Shares. Shares for which options have expired or have been surrendered or canceled without having been exercised may again be optioned under the respective Plan. However, Shares covered by options for which the Company elects under paragraph (c) of Section 7 to settle all or part of its obligation by making a substitute payment in cash, Shares or a combination of both may not be optioned again under the Plan. The maximum number of Shares with respect to which options may be granted during any fiscal year under the Plan to any one Director is 50,000 Shares. If an option is canceled, such canceled option will be counted against the maximum number of Shares that may be granted to any one Director. If an exercise price of an option is reduced after the grant, the transaction will be treated as a cancellation of the option and a grant of a new option, unless such price change is made as a result of a transaction described in Section 6. Notwithstanding the foregoing, from and after the IPO Date, no new options shall be granted under the Plan.

4.    Granting of Options. The Board is authorized to grant options to selected non-employee Directors until the Plan is terminated as hereinafter provided. The number of Shares, if any, optioned in each year, the Directors to whom options are granted, and the number of Shares optioned to each Director selected shall be wholly within the discretion of the Board. Notwithstanding the foregoing, from and after the IPO Date, no new options shall be granted under the Plan.

5.    Terms of Stock Options. The terms of stock options granted under the Plan shall be as follows:

(a)  Price: The option price shall be fixed by the Board but shall in no event be less than the greater of (i) 100% of the fair market value of the Shares subject to the option on the date the option is granted, or (ii) the par value of such Shares.

(b)  Transferability: Options are not transferable otherwise than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Board, by specifically so providing in the option certificate, or the amended option certificate, may grant options, that are transferable, without payment of consideration, to immediate family members of the Optionee, or to a trust or partnership for such family members, and may also amend outstanding options, to provide for such transferability. No option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

(c)  Term: Each option shall expire and all rights thereunder shall end at the expiration of such period as shall be fixed by the Board, which period shall end not later than ten years from the date on which the option was granted, subject in all cases to earlier expiration as provided in paragraphs (d) and (e) of this Section 5 in the event of termination as a Board member, death, or permanent disability.

(d)  Exercise: Except as provided in paragraph (e) of this Section 5, an option shall be exercisable only by an Optionee (or his or her transferee pursuant to paragraph (b) of this Section 5) and only while the Optionee is a Director of the Company or within three months after he or she otherwise ceases to be a Director, but only if and to the extent the option was exercisable immediately prior to termination of his or her service. In no event shall an option be exercisable later than the end of the period fixed by the Board in accordance with the provisions of paragraph (c) of this Section 5. The Board may in whole or in part, accelerate the time at which outstanding options may be exercised.

(e)  Death or Disability of Director: If an Optionee dies or becomes permanently disabled within a period during which his or her option could have been exercised the option may be exercised within twelve months after his or her death or permanent disability (but not later than the end of the period fixed by the Board in accordance with the provisions of paragraph (c) of this Section 5) by him or her (or his or her transferee pursuant to paragraph (b) of this Section 5) or by those entitled under his or her will or the laws of descent and distribution, but only if and to the extent the option was exercisable immediately prior to his or her death or permanent disability.

(f)  Additional Terms: The Board may include at the time an option is granted such additional terms and conditions as it deems desirable to the extent not inconsistent with the Plan.

(g)  Substitute Grants. Notwithstanding the foregoing, the Board may grant an option to an employee of another corporation who becomes a Director by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option or restricted stock grant granted by such corporation (“Substituted Stock Incentives”). The terms and conditions of the substitute stock option may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Board shall prescribe the provisions of the substitute stock options.

6.    Change in Capital Structure.

(a)  If the number of issued Shares is increased or reduced by change in par value, combination, split-up, recapitalization, reclassification, distribution of a dividend payable in stock, or the like, the number of Shares for which options may be granted specified in Section 3 shall be appropriately adjusted. The number of Shares previously optioned and not theretofore delivered and the option prices therefor shall likewise be appropriately adjusted whenever the number of issued Shares is increased or reduced by any such procedure after the date or dates on which such Shares were optioned.

(b)  In the event that the Company is succeeded by another corporation in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor corporation shall assume the outstanding options granted under this plan or shall substitute new options for them.

(c)  Consistent with the foregoing, effective on the Merger Closing Date, this Plan and all options outstanding thereunder were assumed by ARAMARK Worldwide Corporation and adjusted in the manner more particularly described in the Merger Agreement.

7.    Delivery of Shares or Cash.

(a)  An option shall be exercised by giving the Company notice of such election to exercise and of the number of Shares to be purchased, in such form as the Board shall have prescribed or approved from time to time.

(b)  No Shares shall be delivered upon the exercise of an option until the option price has been paid in full in cash or, at the discretion of the Board, in whole or in part in Shares owned by the Optionee, valued at fair market value on the date notice of exercise is received by the Company.

(c)  In lieu of delivering Shares under paragraph (b) of this Section 7, the Board may elect, in its sole discretion, to settle all or part of its obligation to deliver Shares by making a substitute payment of cash, Shares or a combination of cash and Shares equal in value to any excess of the fair market value (as of the date notice of exercise is received by the Company) of the Shares which the Board elects not to deliver over the option price for such Shares. If the Board elects to satisfy its obligation by electing to make a substitute payment of cash, Shares or a combination of both pursuant to this paragraph (c) of this Section 7, the person exercising the option shall be relieved of paying the option price for the Shares for which a substitute payment is made.

(d)  If required by the Board no Shares will be delivered upon the exercise of an option until the Optionee has given the Company (i) a satisfactory written statement that he or she is acquiring the Shares for investment and not with a view to the sale or distribution of any such Shares, (ii) a satisfactory written opinion of counsel that exercise of the option and delivery of Shares will be in compliance with all requirements of federal and state securities laws, (iii) a written agreement not to sell any Shares received upon the exercise of the option or any other shares of the Company that he or she may then own or thereafter acquire except either (A) through a broker on the New York Stock Exchange or another national securities exchange or (B) with the prior written approval of the Company and (iv) a written agreement that may then be in effect between the Company and any of its shareholders relating to the transfer of Shares.

(e)  If at any time the Board shall determine that (1) the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or (2) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the transfer to the Optionee of Shares hereunder, such transfer may not be consummated in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

8.    Continuation of Director Office. Neither the Plan nor any option granted thereunder shall confer upon any Director any right to continue as a Director.

9.    Administration. The Board may make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan. In the event of a disagreement as to the interpretation of the Plan or any amendment thereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons in interest, the Company and its shareholders. As examples and not in limitation of the foregoing, the Board may adopt, amend, suspend, waive and rescind any rules or regulations and appoint such agents as the Board may deem necessary or advisable to administer the Plan; correct any defect or reconcile any inconsistency in the Plan and construe and interpret the Plan, any stock option and any rules or regulations; and make any and all other decisions and determinations as may be required under the terms of the Plan may deem necessary or advisable for the administration of the Plan. The Board may delegate to officers or managers of the Company the authority, subject to such terms as the Board shall determine, to perform administrative functions under the Plan.

10.    Validity of Board Action. No action taken by the Board pursuant to the Plan shall be void or voidable solely by reason that some or all of the Directors voting thereon shall be Optionees or shall be otherwise affected by such action.

11.    Reservation of Shares. The Company shall reserve for issue or sale upon exercise of outstanding options the appropriate number of Shares, and such Shares shall be identified as those optioned under the Plan.

12.    Withholding. Whenever the Company determines that it has an obligation to withhold any federal, state or local tax by reason of the grant of an option under the Plan or the delivery of Shares, cash or other property upon exercise of an option granted under the Plan, the Company shall have the right to withhold such tax or, where appropriate, to require the Optionee to remit to the Company an amount sufficient to satisfy such federal, state or local withholding obligation.

13.    Duration of the Plan. No option shall be granted under the Plan more than ten years after February 13, 1996.

14.    Amendment of the Plan. The Board may amend the Plan from time to time as it deems desirable.

15.    Termination of the Plan. The Board may, in its discretion, terminate the Plan at any time, but no such termination shall deprive Optionees of their rights under outstanding options, except that the Board may, in connection with the termination of the Plan, terminate any outstanding options by paying to the Optionees an amount equal to the difference between the appraisal value of the Shares and the exercise price.

16.    Effective Date. The Plan became effective as of February 13, 1996.

17.    Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and any options granted under the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal laws.